Exhibit 10.12

Effective January 1, 2024

James “Jim” Herman
430 Brentwood Oaks Drive
Nashville, TN 37211

Re:    Employment of James Herman, Executive Vice President National Accounts, Chief Compliance Officer

Dear Jim,

Effective January 1, 2024, this agreement (the “Agreement”) will evidence the terms and conditions under which you will be employed by Cumberland Pharmaceuticals Inc. (the “Company”). In consideration of your appointment as Executive Vice President National Accounts, Chief Compliance Officer of the Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Compensation/Benefits. The Company agrees to compensate you as follows:

(a)    The Company will pay you an annual salary for services performed of three hundred ten thousand dollars ($310,000.00), in accordance with the Company’s payroll practices. Currently, employees are paid in equal monthly installments payable in arrears on the 1st day of each calendar month. For each year hereof any adjustments to your annual salary will be determined by the Company in its sole discretion; provided, however, that any obligation to make payments under this Section 1(a) will cease effective upon termination of your employment for any reason. Notwithstanding the foregoing, nothing in this Section 1(a) alters or is intended to alter the at-will nature of your employment as described in Section 3 of this Agreement. All payments to you under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

(b)    You will be eligible to participate in any Company-wide employee benefits, including vacation and holiday time, as approved by the Board of Directors. The terms of your eligibility and participation will be governed by the provisions of the employee benefit plans and arrangements as such plans or arrangements may be amended from time to time in the discretion of the Company's Board of Directors.

(c)    You will be eligible to participate in a Company bonus program(s). Bonuses are based upon a combination of your performance in meeting your assigned responsibilities and objectives and the Company’s overall performance in meeting its annual objectives, as determined and approved by the Board of Directors of the Company. Any such bonus will be discretionary and will be subject to the terms of the applicable bonus program, the terms of which program may be modified from year to year in the sole discretion of the Company’s Board of Directors. Bonuses are paid only to those employed by the Company on the day bonuses are provided.

(d)    You will also receive a grant of Cumberland Pharmaceuticals common stock, pursuant to a stock option agreement (“SOA”). Such shares will be subject to the SOA and the terms set forth in the incentive compensation plan under which they are awarded. You may, at the Company’s sole discretion, receive additional awards of Company equity, which will be subject to their designated agreements and the incentive compensation plans under which they are awarded.

2.    Place of Employment . You will perform your duties under this Agreement principally from one of the following (check as applicable):

X Company headquarters in Nashville, Tennessee or

____ Remotely from your home address shown above

You understand that remote work requires reliable internet access, use of approved Company equipment, the performance of services and availability during business hours, a quiet place to work, and adherence to all of the Company’s policies and practices when working remotely.

3.    Duties and Conflicts of Interest. You will have such duties and responsibilities typically associated with your position and as may be assigned from time to time by your supervisor. You are hired with the understanding that the Company is your sole employer and you will provide a full-time work effort. You will diligently devote your entire professional and business-related time and best efforts to the services required of you by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company in its sole and complete discretion. You agree to comply with the Company’s policies and practices applicable to employees that are in effect from time to time. Engaging in activities outside of work that create a conflict of interest, or detract from your ability to perform your assigned duties and responsibilities or meet your assigned goals and objectives with the Company, is a problem and may lead to disciplinary action up to and including termination of your employment. If you believe that you are potentially involved in a situation that could create a conflict of interest and affect your ability to adequately perform your job with the Company, you should immediately inform your direct supervisor and the Company’s Human Resources Department.

4.    Expenses. During the term of this Agreement, you willl be entitled to receive prompt reimbursement for all reasonable and documented expenses approved in advance by the Company and incurred in the performance of your employment in accordance with the expense reimbursement policy of the Company. Such reimbursement policy requires adequate and satisfactory documentation from you of all expenses and submission within a reasonable period after the close of the applicable calendar month.

5.    Employment at Will. This Agreement is not intended to and shall not be understood in any manner as affecting or modifying the at-will status of your employment with the Company. You are an at-will employee. Either you or the Company may terminate your employment relationship at any time with or without cause or notice.

6.    Confidentiality. All knowledge and information, not already available to the public, which you acquire, have acquired, or will acquire in the course of your employment with the Company with respect to the Company’s business, including but not limited to, financial information, customers, vendors, licensees, work methods, data, all papers, resumes, and records (including computer records) and/or regulatory matters, or other Company matters that are treated by the Company as confidential or as trade secrets, shall be referred to as (“Confidential Information”) and shall be treated by you as strictly confidential. Such Confidential Information shall not either directly or indirectly be used, disclosed, or made accessible to anyone by you for any purpose, except in the ordinary course of the Company’s business under circumstances in which you are authorized to use or disclose such information. You agree to not use or disclose Confidential Information outside of those you are authorized to make in the regular and ordinary course of your duties unless and until you receive prior written permission of the Chief Executive Officer of the Company to make such disclosure.

7.    Discoveries and Improvements. During the time that you are employed by the Company, all Confidential Information, trade secrets, or proprietary information and all other discoveries, inventions, software programs, processes, methods and improvements that are conceived, developed, or otherwise made by you, alone or with others, that relate in any way to the Company’s present or planned business or products (collectively the “Developments”), whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, shall be the sole property of the Company. You agree to disclose all Developments promptly, fully and in writing to the Company. You agree to keep and maintain adequate and current dated and witnessed written records of all such Developments, in the form of notes, sketches, drawings, or reports, which records shall be promptly submitted to the Company and shall be and remain the property of the Company at all times. You agree to assign, and hereby do assign, to, the Company all your right, title and interest throughout the world in and to all Developments. You agree that all Developments shall constitute “Works for Hire” (as such are defined under the U.S. Copyright Laws) and you hereby assign to the Company, and will execute assignment documents of all copyrights, patents and other proprietary rights you may have in any Developments without any obligation on the part of the Company to pay royalties or any other consideration to you for such Developments.

8.    Publication. All documents and other writings produced by you during the term of your employment, which relate to work you are doing or have done for the Company or to the business of the Company or its Affiliates (as defined below) shall belong to the Company. You will not publish outside of the Company any such writing without the prior written consent of the Chief Commercial Officer. You will, without further compensation, execute at any time (whether or not you are still employed by the Company) all documents requested of you relating to the protection of such rights, including the assignment of such rights to the Company. The term “Affiliate” shall mean the Company and any entity controlling, controlled by, or under common control with the Company.

9.    Litigation and Regulatory Cooperation. You shall give Notice to the Company within three (3) business days pursuant to Section 15 of this Agreement if you are no longer employed and immediately if you are still employed by the Company if you are contacted by any person relating to any claim or litigation against the Company. During and after your employment, you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after you employment, you shall also cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority to the extent any any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 9.

10.    Competition.

(a)    For so long as you are employed by the Company or any Affiliate and for a period of one (1) year after you cease to be employed by the Company or any Affiliate, you shall not, within the Territory (as defined below), directly or indirectly, engage in any work or other activity--whether as owner, stockholder, partner, officer, consultant, or otherwise--involving a trademark, product, or process that, in the opinion of the Company’s Chief Executive Officer, is similar to a trademark, product or process on which you worked for the Company (or any Affiliate) or obtained knowledge about while working for the Company at any time during the period of employment, if such work or other activity is then, or reasonably expected to become, competitive with that of the Company or any Affiliate

(b)    In recognition of the broad geographic scope of the Company and of the ease of competing with the Company from any location throughout the United States, the restrictions in this Section 10 are intended to cover the following geographic areas (collectively, the “Territory”): (a) the United States; and, (b) each state in the United States where the Company conducted the Business during the term of my employment. If a court determines that the Territory described above in clause (a) is too restrictive, then the parties agree that the Territory shall be the area specified in clause (b). If the court determines that all of the areas mentioned above are too restrictive, then the parties agree the court may reduce or limit the area to enable the intent of this Section 10 to be enforced in the largest acceptable area.

(c)    The restrictions in this Section 10 shall not apply if you have disclosed to the Company in writing all the known facts relating to such work or activity and have received a release in writing from the Chief Commercial Officer allowing you to engage in such work or activity. The Company’s Chief Executive Officer shall have sole discretion to determine whether your work or activity for another employer involves trademarks, products, or processes that are similar to trademarks, products, or processes that you worked on for the Company. Ownership by you of five percent (5%) or less of the outstanding shares of stock of any company either (i) listed on a national securities exchange, or (ii) having at least one hundred (100) stockholders shall not make you a “stockholder” within the meaning of that term as used in this paragraph. For one year after you cease to work for the Company, you will not engage in any work or activity that will cause you to inevitably disclose to anyone not employed by the Company or an Affiliate any trade secret or confidential information that belongs to the Company or one of its Affiliates. Nothing in this paragraph shall limit the rights or remedies of the Company arising, directly or indirectly, from such competitive employment, including, without limitation, claims based upon breach of fiduciary duty, misappropriation, or theft of confidential information.

(d)    By executing this Agreement, you acknowledge that you understand that the restrictions set forth in this Section 10 and in Section 11 of this Agreement are intended to protect the Company’s interest in its Confidential Information, including its trade secrets, and established employee, customer, and supplier relationships and goodwill, and you agree that such restrictions are reasonable and appropriate for this purpose.

11.    Solicitation. For a period of one year after you cease to be employed by the Company (or a Company Affiliate) you agree (a) not to solicit, directly or indirectly, business related to the development or sales of pharmaceutical products from any entity, organization, or person which is contracted with the Company, has been doing business with the Company, or from which the Company was soliciting at the time of your termination, or a firm which you knew or had reason to know that the Company was going to solicit business at the time you ceased to be employed by the Company. The restriction set forth in the preceding sentence shall not apply if you have disclosed to the Company in writing all the known facts relating to such solicitation and have received a release in writing from the Chief Executive Officer of the Company to engage in such solicitation and (b) not to solicit, recruit, hire, or assist in the hiring of any employee of the Company to work for you or another person, firm, corporation, or business in competition with, or reasonably likely to become in competition with, the Company.

12.    Conflicting Contracts. You represent and warrant that you are not now under any obligation resulting from any contract or arrangement, to any person, firm, or corporation, which is inconsistent or in conflict with this Agreement or which would prevent, limit, or impair in any way the performance by you of your obligations to the Company.

13.    Return of Documents. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to you by the Company or are produced by you in connection with your employment with the Company will be and remain the sole property of the Company. You shall return to the Company all such materials and property immediately upon termination of employment or upon request by the Company for any reason. You shall not retain with you any such material or property or any copies after termination of your employment.

14.    Remedies. You acknowledge that in the event of breach of this Agreement by you, actual damages to the Company will be difficult to calculate, the Company will suffer irreparable harm, and that in any event money damages would be an inadequate remedy for any such breach. Therefore, you agree that any of the covenants contained in this Agreement may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude the Company from other remedies which may be available to it. You further agree that should you fail to keep any of the promises made by you in this Agreement, or any way violate this Agreement, the Company shall be entitled to recover all monies the Company is required to spend, including attorneys’ fees, to enforce the provisions of this Agreement.

15.    Debarment. You represent and warrant that you have not been debarred, suspended or proposed for debarment or excluded from participation in any state or federal program or under the Food, Drug and Cosmetic Act and will notify the Company immediately of possible suspension or disbarment.
16.    Notice. Any notice required or permitted to be given under this Agreement shall be sent in writing by registered or certified mail to your residence or to the Company at the address on this letterhead, Attention: Chief Executive Officer.

17.    Waiver/Entire Agreement/Amendments. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. This Agreement contains the entire agreement of the parties. This Agreement may be amended or modified only by a written agreement signed by you and by a duly authorized representative of the Company.

18.    Governance. This Agreement shall be governed by the laws of the State of Tennessee. Any dispute arising out of this Agreement shall be resolved, at the Company’s sole option, by courts sitting in Nashville, Tennessee, and you waive any objection to such venue.

19.    Enforceability. In the event that any provision of this Agreement shall be held by a court to be unenforceable, such provision will be enforced to the maximum extent permissible, and the remaining portions of this Agreement shall remain in full force and effect.

20.        Survival. Notwithstanding any termination of your employment, this Agreement shall survive and remain in effect in accordance with its terms. The obligations of Sections 6, 7, 8, 9, 10, 11 and 12 shall survive the termination of our employment relationship or of this Agreement. This Agreement may be signed in one or more counterparts, each of which shall be an original and all of which will constitute one and the same instrument.
Sincerely yours,

CUMBERLAND PHARMACEUTICALS INC.

By:__/s/A.J. Kazimi______________________        A.J. Kazimi, Chief Executive Officer

Accepted as to all terms and conditions
as of the 8th of March 2024:

Sign here:__/s/Jim Herman_______________________

Print name: __Jim Herman_______________________

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